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                                                                  Exhibit 10.13



                               SERVICES AGREEMENT


This AGREEMENT (this "Agreement") is made, entered into and executed as of this 1st day of February, 1995, between CEDAR GROUP, INC., a Delaware corporation (the "Company"), and MICHEL L. MARENGERE, an individual resident in the Province of Quebec, or companies controlled by him, (referred to herein as the "Executive").

WHEREAS, the Company considers it essential and in the best interest of its stockholders to retain the services of Executive on the terms and conditions provided in this Agreement;

AND WHEREAS, Executive desires to render services to the Company on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.       Engagement

         1.1 Engagement. The Company hereby agrees to engage Executive for the Term (as hereinafter defined) as Chairman of the Board and Chief Executive Officer, subject to the direction of the Company's Board of Directors (the "Board") and in connection therewith, to perform such duties as he shall reasonably be directed by the Board to perform. In performing such duties hereunder, Executive shall comply with the policies and procedures as adopted from time to time by the Board, shall give the Company the benefit of his special knowledge, skills, contacts and business experience and shall be just and faithful in the performance of his duties. One of these policies shall be the availability of the Executive during the preparation and finalization period for any quarterly financial statement (Form 10-Q)" or year end financial statement (Form 10-K).

                 Notwithstanding any provision to the contrary herein, the Executive agrees that if he is not available during these periods for the finalization of the quarterly or annual financial statements then the Board or the CEO may, in its (or his) sole discretion, reduce the annual base compensation, bonuses and stock options that may be exercised by the Executive pursuant to the terms of this Agreement.

         1.2 Other Office. The Executive may, with the approval of the Board, from time to time, serve, or continue to serve, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company or any of its affiliates or divisions, or adversely affect the performance of Executive's duties pursuant to this Agreement.

         1.3 Location. The principal location for performance of Executive's services hereunder shall be in Montreal, Quebec, subject to reasonable travel requirements during the course of such performance. The Company will provide accommodations for the Executive during his business travel on behalf of the Company and pay for the Executive's reasonable travel and incidental expenses.
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2.       Engagement Term

         2.1 Term. The Term of the Executive's engagement hereunder (the "Term") shall commence on the date hereof and shall end on the third anniversary hereof (the "Initial Term"), unless sooner terminated as provided herein; provided, however that the Term shall be extended and this Agreement shall be automatically renewed for successive three-year periods unless: (i) this Agreement is terminated as otherwise provided herein; or (ii) Executive provides written notice to the Company of his desire not to extend this Agreement at least ninety (90) days prior to the expiration date of the Term of this Agreement pursuant to this Section 2.1. Notwithstanding any other provision to the contrary, if the Company does not renew this Agreement after the Initial Term, the Executive shall be entitled to receive an additional minimum amount equal to 12 months of the aggregate base compensation or such greater amount as may be required by law.

3.       Compensation

         3.1     Cash Compensation

                 (a) Base Compensation. During the first year of the Term, the Company shall pay Executive an aggregate base compensation of U.S. $360,000.00 payable in equal monthly instalments of U.S. $30,000, inclusive of any Goods and Services Tax ("GST"). For each annual period after the first year of the date of this Agreement, the Base Compensation shall be adjusted by the Compensation Committee of the Board by an amount as the Company and the Executive may agree upon.

                 (b) Bonuses. During the Initial Term, Executive will be eligible to receive a cash bonus ("Bonus") in accordance with, and for each period (each, a "Payment Year") specified in the Corporate Management Incentive Plan (the "Plan"). The payment of a Bonus for each Payment Year during the Initial Term shall be conditioned upon the Company meeting or exceeding the financial results criteria (the "Targets") as determined by the Board or the Compensation Committee for its senior executives.

                 (c) Stock Options. Upon execution and delivery of this Agreement by the Company and Executive, Executive shall receive an option to purchase 500,000 shares of Common Stock of the Company. The purchase price for the shares of Common Stock subject to such option shall be U.S. $4.125 per share, or such other price as may be agreed upon in writing by the Company and the Executive. The Executive's options may be transferable to a family trust and are excercisable at any time during the term.

                 (d) As a result of an understanding reached between the Company and the Executive in October, 1993 and in consideration of the Executive agreeing not to receive any compensation during the fiscal year ended September 30, 1994, the Company agrees that upon execution and delivery of this Agreement by the Company and Executive, the Executive shall receive as a bonus 75,000 shares of Common Stock duly registered in the name of the Executive or as the Executive directs at a deemed price of Cdn.$2.25.

                 (e) At any time during twelve months from the date of this agreement, the Executive may acquire an additional up to 75,000 shares of Common Stock at a price of U.S. $3.25
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per share along with share purchase warrants entitling the Executive to purchase up to a further 75,000 shares of Common Stock at a price of U.S. $3.75 until March 31, 1995 and U.S. $4.00 at any time after March 31, 1995 and up to September 30, 1996.

         3.2 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, including all of the Executive's travel, hotel, meal and other incidental expenses during the Executive's travel on behalf of the Company. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board.

         3.3 Equipment. The Company at its expense will provide Executive with exclusive use of a mobile telephone, telecopier and photocopier and the Company will pay all operating and ownership expenses attendant thereto.

         3.4 Car Allowance. The Company at its expense, upon approval by the Compensation Committee, may provide the Executive with a car allowance of up to CDN $650 per month and reimburse the Executive for his mileage charges at a maximum of U.S. 25c. per kilometre.

         3.5 Fiscal Services. The Company will reimburse the Executive for fiscal advice and for tax and accounting assistance in filing yearly returns for himself, up to a maximum yearly amount of U.S. $5,000.

         3.6 Insurance. In addition, the Company will maintain in force and at its expense a life insurance policy of no less than Cdn.$10 million, with a double indemnity for accidental death, the beneficiary of that life insurance policy to be the Company for $8 million and the estate of the Executive for $2 million.

         The Company will also maintain in force and at its expense a Disability Insurance Policy where the proceeds payable to the Executive in case of disability shall be equal to three quarter of his base compensation as stipulated in 3.1(a) at the time of the occurrence of the Executive's disability, and which shall be paid to the Executive on a monthly basis for the duration of the disability.

         3.7 Pension Plan, Benefits. The Executive may avail himself of the benefits of a Pension Plan and/or Medical and Dental benefits as are available in the Company or in a subsidiary of Company.
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4.       Termination

         4.1 General. In addition to the right by the Executive to terminate this Agreement pursuant to Section 2 hereof, the Company or the Executive shall have the right to terminate the engagement of Executive as set forth in this Section 4.

         4.2 Termination for Cause. In addition to any other remedies which the Company may have at law or in equity, the Company may terminate the Executive's engagement under this Agreement by giving Executive written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination for "cause", provided, however, that Executive has first been given written notice of the facts or circumstances constituting the determination of "cause" and a reasonable opportunity (in no event less than 30 days) to cure, rectify or reverse such facts or circumstances and Executive shall have failed to do so:

                                        (i)      any act or failure to act (or
                                                 series or combination thereof)
                                                 by Executive done with the
                                                 intent to harm in any material
                                                 respect the interests of the
                                                 Company or any affiliate
                                                 thereof;

                                       (ii)     the commission by Executive of
                                                a felony;

                                      (iii)     the perpetration by Executive
                                                of a dishonest act or common
                                                law fraud against the Company
                                                or any affiliate thereof; or

                                       (iv)     a grossly negligent act,
                                                insubordination, or failure to
                                                act (or series or combination
                                                thereof) by Executive
                                                detrimental in any material
                                                respect to the interests of the
                                                Company or any affiliate
                                                thereof.

         Upon the early termination of Executive's engagement under this Agreement by the Company for "cause", the Company shall pay to Executive (i) an amount equal to Executive's Base Compensation accrued through the effective date of termination at the rate in effect at the time notice of termination is given, payable at the time such payment is due; (ii) the sum of U.S. $1.00; and
(iii) at the time such payments are due, all other amounts to which Executive is entitled hereunder (including expense reimbursement amounts to which Executive is entitled hereunder or amounts under any benefit plan of the Company, but expressly excluding any Bonus (or portion thereof) in respect of the fiscal year in which this Agreement is so terminated or any fiscal year of the Company thereafter).

         4.3 Incapacity of Executive. Subject to applicable law, if Executive shall become ill or be injured or otherwise become incapacitated such that, in the opinion of the Board, he cannot fully carry out and perform his duties hereunder, and such incapacity shall continue for a period of 45 consecutive days, the Board may, at any time thereafter, by giving Executive 20-days' prior written notice, fully and finally terminate his engagement under this Agreement. Termination under this Section 4.3 shall be effective as of the date provided in such notice, which date shall not be fewer than 180 days after such notice is delivered to Executive or his representative, and the Company shall pay Executive his Base Compensation accrued to the effective date of termination at the rate in effect at the time of such notice, payable at the time such payment is due. Upon payment of (i)
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such accrued Base Compensation; and (ii) all other amounts to which Executive may be entitled hereunder including, without limitation, (A) any Bonus to which the Executive would have been entitled pursuant to Section 3.1(b) hereof (prorated for the period up to the effective date of termination), provided the Company meets or exceeds the Targets set forth on Exhibit "A" hereto, (B) any expense reimbursement amounts accrued to the effective date of termination, (C) a sum to be determined by the Compensation Committee, and (D) any amounts under any other benefit plan of the Company, in each case at the time such payments are due.

         4.4 Death of Executive. This Agreement shall automatically terminate upon the death of Executive. Upon the early termination of this Agreement as a result of death, the Company shall pay Executive's estate: (i) an amount equal to Executive's Base Compensation accrued through the effective date of termination at the rate in effect at the effective date of termination, payable at the time such payment is due; and (ii) all other amounts to which Executive is entitled hereunder, including, without limitation, (A) any Bonus to which the Executive would have been entitled pursuant to Section 3.1(b) hereof (prorated for the period up to the effective date of termination), provided the Company meets or exceeds the Targets set forth on Exhibit "A" hereto, (B) any expense reimbursement amounts accrued to the effective date of termination, (C) sum to be determined by the Compensation Committee (D) any amounts under any other benefit plan of the Company, in each case at the time such payments are due. The executor(s) of the Executive shall have one year from the date of deat of the Executive to exercise the stock options outlined in section 3.1 (c) of this Agreement.

         4.5 Termination by Executive. Executive may, with or without cause, terminate his engagement under this Agreement by giving the Company at least 60 days' prior written notice of such termination (which may be waived by the Company).

         4.6 Termination by Executive for Good Reason. Executive may terminate his engagement under this Agreement for "good reason" (as hereinafter defined) at any time from the date hereof or within 12 months of the date of a "change in control" (as hereinafter defined) of the Company. For purposes of this Agreement, "good reason" shall mean, unless Executive shall have consented in writing thereto, to any of the following:

          (i) A reduction in Executive's title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the change in control or as the same may be increased after the change in control;

          (ii) The assignment to Executive of duties inconsistent with Executive's office on the date of the change in control or as the same may be increased after the change in control;

         (iii)   A reduction by the Company in Executive's Base
                 Compensation or other benefits, including stock options, as in effect immediately prior to the change in control or as the same may be increased after the change in control;



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           (iv)  A requirement that Executive relocate anywhere not
                 acceptable to Executive or the imposition on Executive of business travel obligations substantially greater than those contemplated under this Agreement;

            (v) The failure by the Company to continue in effect any compensation or benefit plan or program in which Executive is participating at the time of the change in control (or plans providing Executive with substantially similar benefits), or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the change in control;

           (vi) The adoption or pursuit by the Company or the Board or its Chairman of one or more policies or practices which, in the opinion of Executive, are contrary to the ethics, traditions, policies or practices of the Company; or

          (vii) The material breach by the Company of its agreements or obligations under this Agreement; or

         (viii) A change in the Board of the Company or in its executives or senior officers as would result in the Executive being instructed as to his duties by someone other than the present Board of Directors of the Company, namely, Michel L. Marengere, Rene Amyot and Micheline Prud'homme and any other directors that the Executive may consent to constituting a majority of the Board.

         Upon such termination by Executive of his engagement for "good reason" following a change in control of the Company, or as otherwise stipulated above or if the Executive's engagement under this Agreement is terminated without cause by the Company, the Company shall pay to executive: (i) an amount equal to Executive's Base Compensation payable for the remainder of the Term at the time such payments are due at the rate in effect on the date of termination;
and (ii) all other amounts to which Executive is entitled, including (A) any Bonus to which Executive would have been entitled for the remainder of the Term pursuant to Section 3.1(b) hereof, (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Company, in each case at the time such payments are due; and (iii) within ten days after the date of termination an amount equal to three times Executive's annual Base Compensation in effect at the date of termination. Moreover, for three years following the date of termination, the Company shall continue to provide Executive with all fringe benefits (other than payment of mobile telephone and gasoline expense) he was receiving as of the date of termination, including, without limitation, all health, life and disability insurance and automobile benefits he was receiving immediately prior to the date of termination. In addition, the Executive shall be entitled to exercise the Stock Options granted pursuant to Section 3.1 (c) herein at any time during the remainder of the term or, at the option of the Company, at any time during the term, to purchase the options at a price per share equal to the difference between the excercise price of such stock options and the closing price of the Company's shares of Common stock on NASDAQ on the date of termination
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or deemed termination of the Executive's engagement.  If the Executive requests the Company to purchase such options, the Company shall make payment within ten
(10) days of such request.


         For purposes of this Agreement, a "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however that, without limitation, such a change in control shall be deemed to have occurred if (A) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), except for Michel
L. Marengere, or a company controlled by him, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 19% or more of the combined voting power of the Company's then outstanding securities;
(B) there occurs a contested proxy solicitation of the Company's shareholders that results in the contesting party obtaining the ability to vote securities representing 20% or more of the combined voting power of the Company's then outstanding securities; (C) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or
(D) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a "change in control" shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and Executive, alone or with other officers of the Company, or any entity in which Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out".

         Clauses (A) and (B) in the preceding paragraph to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a change in control occurred, declare that a change in control described in clause (A) or (B) has become ineffective for purposes of this Agreement if all of the following conditions then exist: (i) the declaration is made prior to the death, disability or termination of engagement of Executive and within 120 days of the change in control; and (ii) no Person, except for Michel L. Marengere, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company's then outstanding securities. If such a declaration shall be properly made, no benefits shall be payable hereunder as a result of such prior but now ineffective change in control, but benefits shall remain payable and this Agreement shall remain enforceable as a result of any other change in control unless it is similarly declared to be ineffective.

         4.7 Notwithstanding the termination of the Executive for any reason pursuant to Subsections 4.2, 4.3, 4.4, 4.5 or 4.6 of this Agreement, the Executive will, in addition to all other
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benefits conferred hereunder, be able to exercise any of the share purchase warrants referred to in Subsection 3.1(e) at any time up to their expiry on March 31, 1996.

5.       Covenants

         5.1 Covenant Not to Compete. Executive recognizes and acknowledges that the Company is placing its confidence and trust in Executive. Executive, therefore, covenants and agrees that during the applicable Non-Compete Period (as defined below) Executive shall not, either directly or indirectly, without the prior written consent of the Board:

                 A. Engage in or carry on any business or in any way become associated with any business which is similar to or is in competition with the Business of the Company (as such term is used and defined herein). As used in this Section 5, the term "Business of the Company" shall include all business activities in which the Company is now engaged, including but not limited to, infrastructure engineering and shall further include any business in which the Company is engaged at any time during the Term;

                 B. Solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the term of this Agreement a customer or supplier of the Company including, but not limited to, former or present customers or suppliers with whom Executive has had personal contact during, or by reason of, his relationship with the Company;
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                 C.       Be or become an employee, agent, consultant,
                          representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company;

                 D. Solicit for engagement or employ any person employed by the Company at any time during the 12-month period immediately preceding such solicitation or engagement; or

                 E. Be or become a shareholder, joint venturer, owner (in whole or in part), partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company. Notwithstanding the preceding sentence above, passive equity investments by Executive of 5% or less of an equity interest (on a fully diluted basis) in any entity or affiliated group of any entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company shall not be deemed to violate this Section 5.1.

         Executive hereby recognizes and acknowledges that the existing Business of the Company extends throughout Canada and the United States of America, and therefore agrees that the covenants not to compete contained in this Section 5.1 shall be applicable in and throughout such states, as well as throughout such additional areas or states in which the Company may be (or has prepared written plans to be) doing business as of the date of termination of Executive's engagement. Executive further warrants and represents that, because of his varied skill and abilities, he does not need to compete with the Business of the Company and that this Agreement will not prevent him from earning a livelihood and acknowledges that the restrictions contained in this
Section 5.1 constitute reasonable protections for the Company.

         As used in this Section 5.1, "Applicable Non-Compete Period" shall mean:

                 (i) unless and until the Executive's engagement under this Agreement is terminated prior to the scheduled end of the Term, the period beginning on the date hereof and ending on the date which is 365 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof);

                (ii) if the Executive's engagement under this Agreement is terminated pursuant to Section 4.2 hereof or Section 4.3 hereof or for any other reason (other than as set forth in clause (iii) below), the period beginning on the date hereof and ending on the date which is 365 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof);

               (iii) if the Executive's engagement under this Agreement is terminated without "cause", the period beginning on the date hereof and ending on the date of the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof);
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                (iv)     if on or prior to the date of the scheduled end of
the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof), the Executive rejects an offer by the Company to extend this Agreement pursuant to Section 2.1 hereof on reasonable terms, the period beginning on the date hereof and ending on the date which is 365 days after the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section
2.1 hereof); and

                 (v) if the Company elects not to extend this Agreement pursuant to Section 2.1 hereof, the period beginning on the date hereof and ending on the date of the scheduled end of the Term (as such Term may be extended from time to time pursuant to Section 2.1 hereof).

         5.2 Trade Secrets and Confidential Information. Executive recognizes and acknowledges that certain information including, without limitation, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers or other aspects of the Business of the Company or which is sufficiently secret to derive economic value from not being disclosed ("Confidential Information") may be made available or otherwise come into the possession of Executive by reason of his engagement with the Company. Accordingly, Executive agrees that he will not (either during or after the term of his engagement with the Company) disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board. Executive shall, upon termination of engagement, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this Section 5.2, Executive's obligations under this Section 5.2 shall not, after termination of Executive's engagement with the Company, apply to information which has become generally available to the public without any action or omission of Executive (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is not authorized to make such disclosure shall be deemed to remain confidential and protectable by Executive under this Section 5.2).

         5.3 Records. All files, records, memoranda and other documents regarding former, existing or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the Business of the Company (collectively, "Records"), whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Executive's engagement with the Company, or at any other time specified by the Board. The retention and use by Executive of duplicates in any form of Records is prohibited after the termination of Executive's engagement with the Company.

         5.4 Breach. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Executive of any of the terms of provisions of this Section 5, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Company, the termination of his engagement with the Company in accordance with the terms and provisions of this Agreement.
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         5.5     Survival.  Notwithstanding the termination of the engagement of Executive or the termination of this Agreement, the provisions of this
Section 5 shall survive and be binding upon Executive unless a written agreement which specifically refers to the termination of the obligations and covenants of this Section 5 is executed by the Company.

6.       Miscellaneous

         6.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, via facsimile transmission or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:


                 If to the Company:          Cedar Group, Inc.
                                             500 Rue Notre Dame
                                             Lachine, Quebec H8S 2B2

                 If to the Executive:        Michel L. Marengere
                                             29 Montee du Golf
                                             St-Dunctan du Lac Beauport, Quebec
                                             G0A 2C0


         Any party may change his or its address by written notice in accordance with this Section 6.1. Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; mailed notices shall be deemed communicated as of three days after proper mailing.

         6.2 Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to engagement of Executive by the Company.

         6.3 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         6.4 Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement, and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.

         6.5 Amendments. Except as otherwise provided in Section 6.6 hereof, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

         6.6 Severability and Limitation. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and/or scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

         6.7 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

         6.8 Assignment. The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder to any entity which controls the Company, which the Company controls or which may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

         6.9 Arbitration. All controversies which may arise between the parties hereto including, but not limited to, those arising out of or related to this Agreement shall be determined by binding arbitration applying the laws of the State of Delaware as set forth in Section 6.3 hereof. Any arbitration pursuant to this Agreement shall be conducted in New York, New York before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. Nothing in this Section 6.9 will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of Delaware from a court is necessary to prevent serious and irreparable injury to one of the parties.

         6.10 Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         6.11 Board of Director Determinations. All matters to be determined by the Board pursuant to the terms of this Agreement shall be determined by the members of the Board without the vote of Executive, if he is then a member of the Board.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Consulting Agreement as of the day and year first above written.



                                              CEDAR GROUP, INC.


                                              By:
                                                 ------------------------------
                                                   Name:
                                                   Title:

                                              EXECUTIVE



                                              ---------------------------------